Visium Technologies, Inc. Enters Into License Agreement with MITRE for Cybersecurity Technology

Fairfax VA, April 1, 2019 (GLOBE NEWSWIRE) — Visium Technologies, Inc. (OTCPink: VISM) (“Visium” or the “Company”) announced today that it has entered into a technology license agreement with The MITRE Corporation. The licensed patented technology, known as CyGraph, is a tool for cyber warfare analytics, visualization and knowledge management. Cygraph provides advanced analytics for cybersecurity situational awareness that is scalable, flexible and comprehensive.

Mark Lucky, Visium CEO, commented “We are pleased that MITRE has chosen Visium to commercialize this cybersecurity technology. The network ecosystem is always evolving, with devices being added and removed, patches being applied, applications being installed, firewall rules being changed, etc. These activities often have a significant impact on an organization’s security posture. Cygraph’s ability to assemble disparate pieces of data into a holistic analytic picture for situational awareness provides the analytics to determine optimal courses of action and maintain mission readiness. This is a powerful tool that gives organizations a trusted ability to protect their networks effectively and efficiently. In addition, CyGraph can be deployed as either a cloud-based, on premise, or hybrid solution”.

Barry Costa, MITRE’s Director of Licensing, said, “The impact of MITRE’s intellectual property is often best realized when it is brought to market by commercial companies like Visium. Not only does technology transfer support the economic growth of the United States, it allows our U.S. government sponsors the opportunity to purchase supported products with federally-funded intellectual property inside”.

About Visium Technologies, Inc.

Visium Technologies, Inc. (OTC: VISM) is a Florida corporation based in Fairfax, Virginia, focused on global cybersecurity, advancing technology and cybersecurity tools and services to support enterprises in protecting their most valuable assets - their data, on their networks, in the cloud, and IoT.

For more information please visit www.visiumtechnologies.com

About MITRE

MITRE’s mission-driven teams are dedicated to solving problems for a safer world. Through public-private partnerships, as well as the operation of federally funded R&D centers, we work across government to tackle challenges to the safety, stability, and well-being of our nation.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’s current views with respect to future events and performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, whether the reverse stock split will be beneficial to the Company and its shareholders, any inability to meet the NYSE American continued listing standards in the future for any reason, and those other factors described in our filings with the U.S. Securities and Exchange Commission. Any responsibility to update forward-looking statements is expressly disclaimed.

Contact:

Visium Technologies, Inc.

Corporate: Mark Lucky, Chief Executive Officer

mlucky@visiumtechnologies.com

Corporate Office:

11325 Random Hills Road. Suite 360

Fairfax, VA 22030

Phone: 703-225-3443

Investor Relations:

OTC PR Group Inc.

1825 NW Corporate Blvd. Suite 110 Boca Raton FL. 33431

Phone: 561-807-6350